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                                                                   Exhibit 10(i)

                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No.11/Amendment No. 28 to the Registration Statement No. 333-11131/811-5338 of The New England Variable Account on Form N-4 of our report dated April 16, 2004 relating to The New England Variable Account, and our report dated April 9, 2004 relating to Metropolitan Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on October 1, 2003, and recorded the impact as a cumulative effect of a change in accounting principle), both appearing in the Statement of Additional Information, which is part of such Registration Statement and to the reference to us under the headings "Services Relating to the Variable Account and the Contracts" and "Experts" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP

Tampa, Florida
April 26, 2004